Exhibit j.1

ZEA Capital Fund LLC
118 3rd Avenue SE, Suite 630
Cedar Rapids, IA 52401

June 10, 2010

SAFEKEEPING AGREEMENT
(Pursuant to Rule 17F-2)

Cedar Rapids Bank and Trust Company
 500 1st Ave NE, Suite 100
Cedar Rapids, IA 52401

Ladies and Gentlemen:

This letter will confirm our agreement with respect to our designation of Cedar Rapids Bank and Trust Company (the “Bank”) as the safekeeping agent for the securities and similar investments of ZEA Capital Fund, LLC (the “Company”).

The Bank has been duly designated and appointed by the Boards of Directors of the Company as the safekeeping agent for the Company’s securities and similar investments pursuant to the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission there under.

The securities and similar investments of the Company shall be deposited in the safekeeping of, or in a vault or other depository maintained by, the Bank, and the securities and similar investments so deposited shall be physically segregated at all times from those of any other persons, firms or corporations.

Any two of the following officers (not to exceed five in number), to wit, the Chairman, President, any Vice President, Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer of the Company are authorized and permitted to have access to the securities and similar investments so deposited, and such access to such securities and similar investments so deposited shall be had only by two or more of such person jointly, one of which shall be an officer.

Access to such securities and similar investments shall be permitted to the properly authorized officers and employees of the Bank.  Access to such securities and similar investments shall be permitted, jointly with any two of the above designated officers of the Company or with any officer or employee of the Bank, to the Company’s independent public accountant for the purpose of the examination of the Company’s securities and similar investments required by the rules and regulations of the Securities and Exchange Commission.

Such securities and similar investments shall at all times be subject to inspection by the Securities and Exchange Commission through its authorized employees or agents, accompanied, unless otherwise directed by order of the Commission, by one or more of the designated officers of the Company’s, or one or more of the officers or employees of the Bank.

Each person when depositing such securities or similar investments in , or withdrawing them from, the Bank, or when ordering their withdrawal or delivery from the safekeeping of the Bank, shall sign a notation in duplicate in respect to such deposit, withdrawal or order which shall show (1) the date and time of deposit, withdrawal or order, (2) the title and amount of the securities or similar investments deposited, withdrawn or ordered to be withdrawn, and an identification thereof by a certificate number or otherwise, (3) the manner of acquisition of the securities or similar investments deposited, or the purpose for which they have been withdrawn or ordered to be withdrawn and (4) if withdrawn and delivered to any other person, the name of such person.  A copy of such notation shall be transmitted promptly by the Bank to the Chairman of the Audit Committee of the Boards of Directors of the Company.  Such notation shall be on serially-numbered forms and shall be preserved for at least one year.

Such securities and similar investments shall be verified by complete examination of an independent public accountant to be retained by the Company at least three times during each fiscal year, at least two of which times shall be chosen by the said accountant without prior notice to the Company.

The Secretary and the President of the Company, and each of them, have been authorized and directed to certify to the Bank that resolutions incorporating the terms of this agreement, copies of which are attached, have been duly adopted, and do further certify the names and specimen signatures, copies of which are attached, of the officers of the Company’s designated above.

The Company undertakes to notify the Bank of any change in the names and signatures of the officers of the Company designated above.

Your consideration for the services shall be $1000 per year paid in advance.

If the above correctly states our understanding and agreement, would you kindly indicate your acceptance thereof by signing the name of the Bank, by its duly authorized officer, in the space provided below, and return a copy of this agreement to the Company.

Very Truly Yours

ZEA Capital Fund LLC

By:  /s/ Thies Kolln
Name:   Thies Kolln
Title:     Vice President

Cedar Rapids Bank and Trust Company

By:  /s/ David Stoltenberg
Name:   David Stoltenberg
Title:     Vice President